Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-) pertaining to the Amended and Restated Brookdale Senior Living Inc. 2014 Omnibus Incentive Plan of our reports dated February 14, 2019, with respect to the consolidated financial statements and financial statement schedule included in the Index at Item 15 of Brookdale Senior Living Inc., and the effectiveness of internal control over financial reporting of Brookdale Senior Living Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chicago, Illinois
November 15, 2019